EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1788
Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Jan. 21, 2003

GEORGIA-PACIFIC REPORTS FOURTH QUARTER, FULL YEAR 2002 RESULTS

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported that its results from continuing operations before unusual items broke even in the fourth quarter 2002 compared with income from continuing operations (before unusual items and goodwill amortization) of $98 million (42 cents diluted earnings per share) in the same period of 2001.

          Including unusual items, the company reported a loss from continuing operations of $234 million (94 cents diluted loss per share) for fourth quarter 2002 compared with a loss from continuing operations of $187 million (81 cents diluted loss per share) for the same period a year ago.

          During the fourth quarter 2002, the company incurred total one-time, pre-tax charges of $621 million, or 94 cents diluted loss per share, related primarily to charges for asbestos liabilities and defense costs, net of anticipated insurance recoveries ($315 million), a loss on the sale of the Unisource Worldwide paper distribution business ($298 million), and business separation costs ($8 million).

          Because the company incurred higher asbestos liabilities and defense costs in 2002 than anticipated, Georgia-Pacific and National Economic Research Associates (NERA) have revised the projection made at the end of 2001 to reflect the impact of these higher costs on the original projection and to extend the projection from 2011 to 2012. As it did last year, Georgia-Pacific, working with Peterson Consulting, also has determined the amount of insurance it expects to receive under its existing product liability policies, and the amounts of such recoveries have been netted against NERA's projected costs over the 10-year period.

          The fourth quarter 2002 charge of $315 million ($198 million after tax or 79 cents diluted loss per share) is for asbestos liabilities and defense costs, net of anticipated insurance recoveries, Georgia-Pacific expects to pay through 2012. The charge will be added to a similar charge taken at the end of 2001. For the period from 2003 through 2012, Georgia-Pacific anticipates its total gross asbestos liabilities and defense costs will be slightly less than $1.2 billion, and that its expected insurance recoveries during that period will be slightly less than half of such total. The company has limited amounts of product liability insurance remaining beyond such anticipated recoveries.

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          Also during the fourth quarter 2002, Georgia-Pacific sold to Bain Capital a controlling, 60 percent interest in Unisource. As a result, the company recorded a pre-tax loss of $298 million ($30 million after tax or 12 cents diluted loss per share) on the sale for the fourth quarter. In the second quarter 2002, the company recorded a pre-tax loss of $208 million (71 cents diluted loss per share) for impairment of goodwill and long-lived assets of Unisource. In addition, effective for the first quarter 2002, the company recorded a goodwill impairment charge for Unisource of $545 million ($2.29 diluted loss per share) upon adoption of new accounting rules for goodwill.

          The 2002 operating results reflect new accounting rules under which goodwill is no longer amortized. In the fourth quarter 2001, goodwill amortization totaled $54 million (23 cents diluted loss per share).

          In the fourth quarter 2001, the company incurred a $350 million ($221 million after tax or 96 cents diluted loss per share) charge for asbestos liabilities, net of insurance recoveries, as well as one-time, unusual pre-tax charges of $18 million ($10 million after tax or 4 cents diluted loss per share) related to restructuring and asset impairment charges, net of one-time gains.

          For the full year 2002, Georgia-Pacific reported a loss from continuing operations of $190 million (80 cents diluted loss per share), including unusual items. For the full year 2001, including unusual items and goodwill amortization, the company reported a loss from continuing operations of $476 million ($2.09 diluted loss per share).

          The company's income from continuing operations for all of 2002 was $265 million ($1.12 diluted earnings per share) before unusual items compared with full year 2001 income from continuing operations before unusual items and goodwill amortization of $348 million ($1.52 diluted earnings per share) in 2001.

          For the fourth quarter 2002, the company's net sales were $5.1 billion versus $5.8 billion in the same period of 2001. For all of 2002, total net sales were $23.3 billion compared with $25 billion in 2001. Total sales in 2001 included results from several businesses that have since been divested, including the stand-alone white paper business that was sold to Domtar Inc. in August 2001 as well as the Unisource business sold in November.

          Earnings before income taxes, depreciation and amortization (EBITDA) were $446 million in the fourth quarter and $2.3 billion for the full year 2002. The company made capital expenditures for property, plant and equipment of $693 million during 2002.

          Georgia-Pacific's debt at year end 2002 was $11.5 billion compared with $12.2 billion at year end 2001. Georgia-Pacific's interest expense for the full year 2002 was reduced by $239 million compared with 2001.

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Beginning in the fourth quarter 2002, Georgia-Pacific realigned its business segments for financial reporting purposes to better align reporting with the company's operating structure.

          The North American consumer products segment, consisting of the retail tissue, away-from-home tissue and Dixie businesses in North America, recorded a fourth quarter 2002 operating profit of $187 million, including a $14 million insurance recovery from the first quarter 2002 fire at the Crossett, Ark., tissue mill, compared with $180 million in the same period of 2001, which included $37 million of goodwill amortization. For the full year 2002, this segment reported an operating profit of $851 million versus $663 million in 2001, which included a one-time charge of $82 million for the closure of the Bellingham, Wash., pulp mill and goodwill expense of $156 million.

          The international consumer products segment, consisting of the company's European retail and away-from-home tissue businesses as well as other international tissue joint ventures, reported a fourth quarter 2002 operating profit of $26 million compared with $39 million in the fourth quarter 2001. For the full year 2002, this segment recorded an operating profit of $141 million versus $126 million in 2001.

          The packaging segment reported an operating profit of $64 million for the fourth quarter 2002 compared with $91 million for the fourth quarter 2001. For the full year 2002, the packaging segment reported an operating profit of $316 million versus $384 million in 2001.

          The bleached pulp and paper segment reported an operating profit of $23 million for the fourth quarter 2002 compared with $25 million for the fourth quarter 2001. The segment recorded a full-year 2002 operating profit of $65 million versus $28 million in 2001, which included a one-time, pre-tax loss of $63 million on the sale of the four paper and pulp facilities to Domtar. This segment's results include operations of the company's pulp, bleached board and communication papers businesses as well as results from the 40 percent interest Georgia-Pacific retains in Unisource.

          Unisource is reported as the paper distribution segment for the first 10 months of 2002 and for all of 2001. The paper distribution segment reported a fourth quarter loss of $295 million, which included a $298 million loss on the sale of Unisource, compared with a fourth quarter 2001 operating profit of $3 million. For the full year 2002, the segment recorded an operating loss of $516 million, including $506 million in asset impairment and goodwill write-off charges, and a loss on the sale of Unisource, versus an operating profit of $48 million in 2001.

          Georgia-Pacific's building products manufacturing segment recorded an operating loss of $18 million in the fourth quarter 2002 compared with operating profit of $4 million in the same period of 2001. The segment recorded full-year 2002 operating profit of $129 million versus operating profit of $83 million in 2001, which included $93 million in unusual pre-tax charges for facility closures and asset write-offs. The segment consists of Georgia-Pacific's structural panels, lumber, gypsum, industrial wood products and chemical manufacturing businesses.

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          The building products distribution segment, which includes the company's network of building products warehouses and sales operations, recorded a fourth quarter 2002 operating loss of $2 million compared with break-even results in the fourth quarter 2001, which included $4 million in unusual pre-tax charges for employee severance costs. For the full year of 2002, this segment recorded an operating profit of $50 million compared with a $65 million operating profit for all of 2001.

          The Other segment reported a loss of $421 million for the fourth quarter 2002, including $343 million of unusual pre-tax charges primarily for asbestos and business separation costs, compared with a loss of $386 million in the same period of 2001, which included $341 million of pre-tax charges for asbestos, net of other one-time gains. The net change in Other before unusual items was primarily driven by additional pension and litigation expenses in 2002. For the full year 2002, this segment reported a loss of $703 million, including $378 million of unusual pre-tax charges primarily for asbestos and business separation costs, compared with a loss of $612 million in the same period of 2001, which included $341 million of pre-tax charges for asbestos, net of other one-time gains. The net change in Other before unusual items was primarily driven by additional pension and foreign currency translation.

          "Our results for the fourth quarter were very disappointing," said A.D. "Pete" Correll, chairman and chief executive officer. "Our performance, which is not indicative of these businesses' underlying strengths, was affected by challenging conditions in our building products commodities businesses, and pricing pressure and increased manufacturing costs in our North American consumer products business.

          "In the face of these continuing difficult market conditions and anticipated higher pension costs in 2003, we expect to reduce administrative overhead costs by approximately $135 million below 2002 levels. This effort, along with our disciplined approach to inventory management and manufacturing to demand, is aimed at ensuring we are doing everything possible to maximize cash flow.

          "During 2002, we generated $2.3 billion in EBITDA, reduced debt by $700 million and completed the sale of our controlling interest in Unisource. All of our segments suffered from the overriding business environment in the fourth quarter of 2002, but the consumer products and building products results were the most severely impacted.

          "The North American consumer products segment experienced lower pricing driven by our major competitors across all retail categories. In addition, the segment was negatively impacted by higher wastepaper and energy costs, as well as fixed costs associated with new equipment start-ups," Correll said.

          "Our building products results were adversely affected by costs associated with the suspension of production at multiple structural panels manufacturing facilities during the quarter, competitive pricing for lumber, particleboard and chemicals, as well as higher wood costs. We continue to be pleased with the improvement in our wallboard business, including the growth of our specialty Dens products.

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"We were encouraged by the packaging segment's performance, which was stronger than expected. Box shipments by Georgia-Pacific grew at a faster rate than the packaging industry as a whole.

          "Fourth quarter 2002 results in the bleached pulp and paper segment were essentially unchanged from fourth quarter 2001, although pricing for market pulp and communication papers showed some improvement from a year earlier.

          "We announced last fall that we were delaying the separation of our consumer products and packaging business from our building products business. Looking ahead, conditions in the financial and capital markets, operating results in our two main businesses and the market's perception of our asbestos liabilities are among the factors we will consider in determining whether to proceed with the separation.

          "Our near-term priorities are very straightforward: reduce our debt, improve our efficiencies and increase our margins," Correll said. "Our strategy remains to grow profitably in higher margin businesses and effectively manage our cyclical commodity businesses."

Asbestos Background Information

          Beginning in the mid 1980s, lawsuits were filed against Georgia-Pacific on behalf of plaintiffs alleging that they had suffered lung and other diseases as a result of exposure to asbestos-containing products (principally joint-system products used with gypsum wallboard). As of Dec. 31, 2002, the company was defending the claims of approximately 69,000 such plaintiffs. Nearly all of these unresolved claims are pending in state courts across the United States, with the majority pending in the states of Maryland, Mississippi, New York, Ohio, Texas and West Virginia.

          To date, Georgia-Pacific has settled, dismissed or is in the process of settling approximately 270,000 asbestos claims. The company generally settles claims for amounts it considers reasonable given the facts and circumstances of each case. Many of these claimants are unable to show they have incurred any injuries, or that any injuries they may have had were due to exposure to the company's products. The number of new claims filed against the company during 2002 was approximately 41,700 compared with 39,700 at the end of 2001. NERA projects that future filings will decrease from present levels over the next 10 years.

          During 2002 the company paid, pre-tax and before insurance, approximately $180 million (an average of $45 million per quarter) for its asbestos liabilities, which was about $75 million more than the company expected to pay based on NERA's original projection. These higher payments were caused by a $10 million judgment that the company paid in one case decided by the Maryland Supreme Court in 2002, and higher-than-expected settlements paid in a small number of cases involving mesothelioma claimants. Because of these higher costs, Georgia-Pacific asked NERA to revise its original 2001 projection as needed, and to extend its projection through 2012. The addition to the company's asbestos reserve of $315 million reflects NERA's revised projection, net of applicable insurance, for the period through 2012.

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          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $23 billion, the company employs approximately 65,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

              Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing, future economic conditions, and future amounts of asbestos liability and defense costs, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, the actual level of asbestos liability, defense costs and insurance recoveries, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K/A for the year ended Dec. 29, 2001 and Form 10-Q for the quarter ended Sept. 28, 2002.

              The accuracy of statements relating to the company's asbestos liabilities is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving each such claim, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results follows:
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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Fourth Quarter

	2002	2001

NET SALES
North American consumer products	$ 1,350	$ 1,304
International consumer products	432	385
Packaging	668	629
Bleached pulp and paper	663	613
Paper distribution	570	1,448
Building products manufacturing	1,190	1,210
Building products distribution	869	881
Other1	(641)	(680)

Total net sales	$ 5,101	$ 5,790
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OPERATING PROFIT (LOSS)
North American consumer products	$ 187	$ 180
International consumer products	26	39
Packaging	64	91
Bleached pulp and paper	23	25
Paper distribution	(295)	3
Building products manufacturing	(18)	4
Building products distribution	(2)	-
Other	(421)	(386)

Total operating loss	(436)	(44)
Interest expense	(188)	(227)

Loss from continuing operations before income taxes	(624)	(271)
Benefit for income taxes	390	84

Loss from continuing operations	(234)	(187)
Loss from discontinued operations, net of taxes	-	(3)

Net loss	$ (234)	$ (190)
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Continuing operations basic and diluted per share:
Loss from continuing operations	$ (0.94)	$ (0.81)
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Continuing operations average number of shares outstanding:
Basic	250.0	229.8
Diluted	250.0	229.8

Discontinued operations basic and diluted per share:
Loss from discontinued operations	$ -	$(0.04)
	===================	=================

Discontinued operations average number of shares outstanding:
Basic	-	82.3
Diluted	-	82.3

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Fiscal Year Ended

	2002	2001

NET SALES
North American consumer products	$ 5,455	$ 5,441
International consumer products	1,663	1,590
Packaging	2,726	2,610
Bleached pulp and paper	2,562	3,239
Paper distribution	4,755	6,213
Building products manufacturing	5,117	5,256
Building products distribution	3,785	3,822
Other1	(2,792)	(3,155)

Total net sales	$ 23,271	$ 25,016
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OPERATING PROFIT (LOSS)
North American consumer products	$ 851	$ 663
International consumer products	141	126
Packaging	316	384
Bleached pulp and paper	65	28
Paper distribution	(516)	48
Building products manufacturing	129	83
Building products distribution	50	65
Other	(703)	(612)

Total operating profit	333	785
Interest expense	(841)	(1,080)

Loss from continuing operations before
income taxes	(508)	(295)
Benefit (provision) for income taxes	318	(181)

Loss from continuing operations	(190)	(476)
Income from discontinued operations, net of taxes	-	70

Loss before extraordinary item and
accounting change	(190)	(406)
Extraordinary loss, net of taxes	-	(12)
Cumulative effect of accounting change, net of taxes	(545)	11

Net loss	$ (735)	$ (407)
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Continuing operations basic per share:
Loss from continuing operations	$ (0.80)	$ (2.09)
Extraordinary loss, net of taxes	-	(0.05)
Cumulative effect of accounting change, net of taxes	(2.29)	0.04

Net loss from continuing operations	$ (3.09)	$ (2.10)
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Continuing operations diluted per share:
Loss from continuing operations	$ (0.80)	$ (2.09)
Extraordinary loss, net of taxes	-	(0.05)
Cumulative effect of accounting change, net of taxes	(2.29)	0.04

Net loss from continuing operations	$ (3.09)	$ (2.10)
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Continuing operations average number of shares outstanding:
Basic	237.6	227.6
Diluted	237.6	227.6

Discontinued operations basic per share:
Income from discontinued operations, net of taxes	$ -	$ 0.86
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Discontinued operations diluted per share:
Income from discontinued operations, net of taxes	$ -	$ 0.86
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Discontinued operations average number of shares outstanding:
Basic	-	81.0
Diluted	-	81.7

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	Fourth Quarter 2002			Fourth Quarter 2001

	(Loss) income from continuing operations before income taxes	(Loss) income from continuing operations	Diluted (loss) earnings per share from continuing operations	(Loss) income from continuing operations before income taxes	(Loss) income from continuing operations	Diluted (loss) earnings per share from continuing operations

Loss as reported (GAAP earnings)	$ (624)	$ (234)	$ (0.94)	$ (271)	$ (187)	$ (0.81)

Charge for asbestos liabilities, net
of insurance recoveries	315	198	0.79	350	221	0.96
Loss on sale of Unisource	298	30	0.12
Other unusual items including business
separation and severance costs	8	6	0.03
Restructuring and impairment of
building products operations				30	19	0.08
Other one-time gains	-	-	-	(12)	(9)	(0.04)

Income before unusual items	(3)	-	-	97	44	0.19

Add goodwill amortization	-	-	-	54	54	0.23

Income before unusual items
and goodwill amortization	$ (3)	$ -	$ -	$ 151	$ 98	$ 0.42
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GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	Fiscal Year Ended 2002			Fiscal Year Ended 2001

	(Loss) income from continuing operations before income taxes	(Loss) income from continuing operations	Diluted (loss) earnings per share from continuing operations	(Loss) income from continuing operations before income taxes	(Loss) income from continuing operations	Diluted (loss) earnings per share from continuing operations

Loss as reported (GAAP earnings)	$ (508)	$ (190)	$ (0.80)	$ (295)	$ (476)	$ (2.09)

Charge for asbestos liabilities, net
of insurance recoveries	315	198	0.83	350	221	0.97
Loss on sale of Unisource	298	30	0.13
Impairment of Unisource goodwill and
long-lived assets	208	170	0.71	-	-	-
Other unusual items including business
separation, severance and closure costs	90	57	0.25	-	-	-
Bellingham pulp mill shutdown costs	-	-	-	82	52	0.23
Gypsum restructuring	-	-	-	67	43	0.19
Loss on sale of paper and pulp assets	-	-	-	63	260	1.14
Restructuring and impairment of building
products operations	-	-	-	30	19	0.08
Other one-time gains	-	-	-	(7)	(6)	(0.02)

Income (loss) before unusual items	403	265	1.12	290	113	0.50

Add goodwill amortization	-	-	-	235	235	1.02

Income before unusual items
and goodwill amortization	$ 403	$ 265	$ 1.12	$ 525	$ 348	$ 1.52
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Notes to Operating Highlights

1.

During the fourth quarters of 2002 and 2001, the corporation recorded a pretax charge to earnings of $315 million ($198 million after tax) and $350 million ($221 million after tax), respectively, to cover projected asbestos liabilities and defense costs, net of insurance recoveries.

2.

In November 2002, the corporation completed the sale of a controlling 60 percent interest in its Unisource paper distribution business and recorded a pre-tax loss of $298 million ($30 million after tax).

3.

Effective in the first quarter of 2002, the corporation adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, the corporation completed its initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002. The cumulative effect of the adoption of this principle was an after-tax charge to earnings of $545 million effective at the beginning of 2002. The $545 million goodwill impairment related only to the corporation's Unisource paper distribution reporting unit. The principal facts and circumstances leading to this impairment included a dimunition of synergies originally expected to be received from the white paper mills sold to Domtar, Inc. in 2001, and changes in the marketplace for coated and uncoated free sheet paper subsequent to the acquisition of Unisource.

SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the corporation no longer amortized goodwill beginning in 2002. In the fourth quarter and full year of 2001, goodwill amortization expense aggregated $54 million and $235 million, respectively.

In the second quarter of 2002, the corporation determined that Unisource was further impaired and recorded an after-tax charge of $170 million which is comprised of an additional goodwill impairment charge of $106 million and a pretax long-lived asset impairment charge of $102 million ($64 million after-tax) in its paper distribution segment.

4.

In March 2001, the corporation announced that it would permanently close its pulp mill and associated chemical plant at Bellingham, Wash. In connection with this closure, the corporation recorded a pre-tax charge to earnings of approximately $82 million ($52 million after tax) in the North American consumer products segment for the write-off of assets, employee termination costs, and facility closure costs.

5.

In June 2001, the corporation announced that it would close gypsum wallboard plants at Savannah, Ga.; Long Beach, Calif.; and Winnipeg, Manitoba, Canada. The corporation also announced that it would indefinitely idle commodity wallboard production lines at Acme, Texas; Sigurd, Utah; and Blue Rapids, Kan.; and reduce operations at its remaining 13 gypsum wallboard production facilities. In connection with this announcement, the corporation recorded a pre-tax charge of approximately $67 million ($43 million after tax) in its building products manufacturing segment.

6.	In August 2001, the corporation completed the sale of a portion of its pulp and paper assets to Domtar Inc. for $1.65 billion and recorded a pre-tax loss of $63 million ($260 million after tax).

7.

During 2001, the corporation announced the closure of certain lumber mills, industrial wood products mills, chemical plants and building products distribution centers. In connection with these announcements, the corporation recorded a pre-tax charge of $30 million ($19 million after tax) in the fourth quarter of 2001.

8.	In October 2001, the corporation completed the merger of The Timber Company with the Plum Creek Timber Company. Results from The Timber Company are reported as discontinued operations.

9.

In the first quarter of 2001, the corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million.

10.

In the first quarter of 2001, the corporation refinanced debt in the amount of $300 million, and accordingly, recorded an extraordinary loss, net of taxes, on the early extinguishment of debt in the amount of $12 million.